As filed with the Securities and Exchange Commission on April 7, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

250 Howe Street, 20th Floor

Vancouver, British Columbia V6C 3R8

and

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Levin

General Counsel and Chief Strategic Officer

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

David E. Shapiro, Esq.

Gordon S. Moodie, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common shares, no par value	—	—	—	—

(1)	Omitted pursuant to Form S-3 General Instruction II.E. We are registering an indeterminate number of common shares, which may be offered from time to time in unspecified numbers and at indeterminate prices.

(2)	The registrant is deferring payment of all of the registration fees, which will be paid subsequently in advance or on a pay-as-you-go basis in accordance with Rules 456(b) and 457(r) of the Securities Act.

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 7, 2015

Prospectus

10,000,000 shares

Common shares

All of the 10,000,000 common shares are being offered by the selling shareholders named in this prospectus, which are entities affiliated with Mark H. Rachesky, one of our directors. See “Selling Shareholders.” We will not receive any of the proceeds from the sale of the common shares in this offering.

Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “LGF.” The closing price of the common shares as reported on the NYSE on April 6, 2015 was $33.93 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds to the selling shareholders, before expenses	$	$

The selling shareholders have granted the underwriters an option for a period of 30 days to purchase from each of them up to 1,500,000 additional common shares.

Investing in our common shares involves risks. See “Risk factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the common shares against payment in New York, New York on or about                     , 2015.

J.P. Morgan

                    , 2015

Prospectus

We, the selling shareholders and the underwriter have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling shareholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling shareholders and the underwriter are not making an offer to sell the common shares and are not seeking offers to buy the common shares in any jurisdiction where the offer or sale is not permitted.

The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The information contained in this prospectus and the documents incorporated by reference herein is accurate only as of the date of the respective document regardless of the time of delivery of such document or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since

i

that date. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

Unless expressly stated or the context otherwise requires, references in this prospectus to “Lions Gate,” the “Company,” “we,” “us,” “our” or similar references mean Lions Gate Entertainment Corp. and include our consolidated subsidiaries where the context so requires.

Where you can find more information

We have filed a registration statement on Form S-3 with respect to the securities offered in this prospectus with the United States Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. We also file annual, quarterly and current reports and other information with the SEC. For further information regarding us and the securities offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy our reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Our Internet address is www.lionsgate.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering covered by this prospectus.

•	our annual report on Form 10-K for the fiscal year ended March 31, 2014, filed on May 29, 2014;

•	our quarterly reports on Form 10-Q for the quarters ended June 30, 2014, filed on August 7, 2014, September 30, 2014, filed on November 6, 2014, and December 31, 2014, filed on February 5, 2015;

•

our definitive proxy statement filed on July 29, 2014, as amended on August 1, 2014 (but only with respect to information required by Part III of our annual report on Form 10-K for the fiscal year ended March 31, 2014);

•

our current reports on Form 8-K filed on April 11, 2014, August 15, 2014, August 22, 2014, September 12, 2014, February 11, 2015, March 13, 2015 (exhibit 99.1 of which supersedes the financial statements of Studio 3 Partners L.L.C. filed as an exhibit to our annual report on Form 10-K for the fiscal year ended March 31, 2014), March 17, 2015 and March 30, 2015; and

•

the description of our common shares contained in our Registration Statement on Form 8-A filed on August 5, 2004 (Commission File No. 001-14880) and any future amendment or report filed for the purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Investor Relations Department

Lions Gate Entertainment Corp.

2700 Colorado Avenue

Santa Monica, California 90404

(310) 449-9200

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

Cautionary statement regarding forward-looking statements

Information set forth in this prospectus and the information incorporated by reference into this prospectus may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations that involve risks and uncertainties. For example, words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” and similar expressions or variations of such words are intended to identify forward-looking statements.

Additionally, any statements contained in this prospectus and the information incorporated by reference into this prospectus that are not statements of historical facts or that concern future matters, such as our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate and other statements regarding similar matters may be deemed to be forward-looking statements.

Although forward-looking statements in this prospectus and the information incorporated by reference into this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include those set forth in our filings with the SEC and, without limitation:

•	the substantial investment of capital required to produce and market films and television series;
•	increased costs for producing and marketing feature films and television series;
•	budget overruns;
•	limitations imposed by our credit facilities and notes;
•	unpredictability of the commercial success of our motion pictures and television programming;
•	risks related to our acquisition and integration of acquired businesses;
•	the effects of dispositions of businesses or assets, including individual films or libraries;
•	the cost of defending our intellectual property; and
•	technological changes and other trends affecting the entertainment industry.

Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” below and in the risk factors in the documents incorporated by reference herein. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents by Reference,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

v

Summary

The following summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and the documents incorporated by reference herein, including the financial statements and the accompanying notes contained in such documents.

About Lions Gate Entertainment Corp.

Lions Gate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, channel platforms and international distribution and sales. We operate primarily through two reporting segments: Motion Pictures and Television Production.

Motion Pictures

Our Motion Pictures segment includes revenues derived from the following:

•	Theatrical. Theatrical revenues are derived from the theatrical release of motion pictures, which are licensed to theatrical exhibitors on a picture-by-picture basis.

In fiscal 2014 (i.e., the twelve-month period ending March 31, 2014), we released 13 motion pictures theatrically, which included both Lions Gate and Summit Entertainment films developed and produced in-house, films co-developed and co-produced and films acquired from third parties. We intend to release approximately 13 to 15 motion pictures theatrically per year.

•

Home entertainment.    Home entertainment revenues are derived from releases of our own film and television productions and acquired or licensed films, including theatrical and direct-to-video releases, generated from the sale to retail stores and through digital media platforms. We distribute a library of approximately 16,000 motion picture titles and television episodes and programs. Home entertainment revenue consists of packaged media revenue and digital media revenue.

•	Television. Television revenues are primarily derived from the licensing of our theatrical productions and acquired films to the domestic cable, satellite and free and pay television markets.

•

International.    International revenues are derived from the licensing and sale of our productions, acquired films, our catalog product and libraries of acquired titles from our international subsidiaries and revenues from our distribution to international sub-distributors, on a territory-by-territory basis.

•

Lions Gate UK.    Lions Gate UK revenues are derived from the licensing and sale of our productions, acquired films, our catalog product and libraries of acquired titles by Lionsgate UK, our subsidiary located in the United Kingdom.

•

Motion Pictures—other.    Other revenues are derived from, among other things, the sales and licensing of domestic and worldwide rights of titles developed or acquired by our subsidiary, Mandate Pictures, to third-party distributors and to international sub-distributors, sales and licensing of music from the theatrical exhibition of our films and the television broadcast of our productions and the licensing of our films and television programs to ancillary markets.

Television Production

Our Television Production segment includes revenues derived from the licensing and syndication to domestic and international markets of one-hour and half-hour series, television movies, mini-series and non-fiction programming and home entertainment revenues consisting of television production movies or series. We currently produce, syndicate and distribute over 30 television shows on more than 20 networks and distribute hundreds of series worldwide.

We are a corporation organized under the laws of the Province of British Columbia, resulting from the merger of Lions Gate Entertainment Corp. and Beringer Gold Corp. on November 13, 1997. Beringer Gold Corp. was incorporated under the Business Corporation Act (British Columbia) on May 26, 1986 as IMI Computer Corp. Lions Gate Entertainment Corp. was incorporated under the Canada Business Corporations Act using the name 3369382 Canada Limited on April 28, 1997, amended its articles on July 3, 1997 to change its name to Lions Gate Entertainment Corp., and on July 24, 1997, continued under the Business Corporation Act (British Columbia).

As of December 31, 2014, Lions Gate had, on a consolidated basis, total assets of $3.1 billion, total liabilities of $2.5 billion and shareholders’ equity of $0.7 billion.

Lions Gate’s shares are traded on the NYSE under the symbol “LGF.”

Corporate information

The principal offices of Lions Gate are located at 250 Howe Street, 20th Floor, Vancouver, British Columbia V6C 3R8 and at 2700 Colorado Avenue, Santa Monica, California 90404. Our telephone numbers are (877) 848-3866 in Vancouver and (310) 449-9200 in Santa Monica. Additional information about Lions Gate and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information,” beginning on page iii.

Lions Gate also maintains a website at http://www.lionsgate.com. None of the information contained on our website or on websites linked to our website is part of this prospectus.

Recent developments

Lions Gate routinely reviews its guidance based on operating results, and we are currently tracking within the lower range of our previously stated Adjusted EBITDA guidance of between $1.2 and $1.3 billion over the three fiscal years ending March 31, 2017.

The foregoing preliminary estimates of our financial results have been prepared by management on the basis of currently available information. Management believes such preliminary estimates have been prepared on a reasonable basis. However, because currently available information is preliminary, such estimates should not be relied on as necessarily indicative of our actual financial results.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see Appendix A to this prospectus.

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our preliminary estimates for Adjusted EBITDA for the three fiscal years ended March 31, 2017, and information provided in Appendix A hereto reconciling Adjusted EBITDA to net income for this period. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements are not guarantees of future performance and actual results could differ materially from the Company’s current expectations. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. Our future financial performance is subject to the performance of our business and other factors affecting our company and our assets and liabilities. See “Cautionary statement regarding forward-looking statements” and the risk factors described and referred to therein.

The offering

Common shares offered by the selling shareholders	10,000,000 shares (11,500,000 shares if the underwriter exercises its option to purchase additional shares in full).

Common shares outstanding after this offering	145,546,730 shares (as of April 3, 2015).

Use of proceeds	We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

Dividends	The Company declared a quarterly dividend of $0.05, $0.07, $0.07 and $0.07 per share of common shares for the four quarters of the fiscal year ended March 31, 2015, respectively. We expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any. See “Dividend policy.”

Risk factors	Investing in our common shares involves significant risks. You should read carefully the information set forth under “Risk factors” herein and in the documents incorporated herein by reference for a discussion of factors that you should consider before deciding to invest in our common shares.

NYSE Symbol	“LGF.”

Risk factors

An investment in our common shares involves certain risks. Before making an investment decision, you should carefully consider the following risks and all of the other information included in this prospectus and the documents incorporated by reference herein. In particular, before deciding whether to invest in our common shares, you should carefully consider the risk factors and the discussion of risks contained in the Annual Report on Form 10-K for the year ended March 31, 2014, our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2014, September 30, 2014 and December 31, 2014, as well as the other information included or incorporated by reference in this prospectus. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks related to this offering and our common shares

The market price of our common shares may decline after the offering.

The price per share of common shares sold in this offering may be more or less than the market price of our common shares on the date the offering is consummated. If the purchase price is greater than the market price at the time of sale, purchasers may experience an immediate decline in the market value of the common shares purchased in this offering. If the actual purchase price is less than the market price for the common shares, some purchasers in the offering may be inclined to immediately sell common shares to attempt to realize a profit. Any such sales, depending on the volume and timing, could cause the price of our common shares to decline. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common shares in the offering will be able to sell shares after the offering at a price that is equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of common shares.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are not restricted from issuing additional common shares or preferred shares, subject to the underwriting agreement entered into with the underwriter in connection with this offering, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or preferred stock or any substantially similar securities. The market price of our common shares could decline as a result of sales of a large number of our common shares in the market after this offering, by us, the selling shareholders or other of our shareholders, or the perception that such sales could occur.

Certain shareholders own a majority of our outstanding common shares and the selling shareholders will continue to own a significant amount of our common shares.

As of April 3, 2015, four of our shareholders beneficially owned an aggregate of 79,133,061 of our common shares, or approximately 54.4% of the outstanding shares. In addition, one of these shareholders, Mark H. Rachesky, M.D., the beneficial owner of approximately 35.3% of our outstanding common shares, currently serves as the Chairman of our Board of Directors and certain of his affiliated funds are the selling shareholders in this offering. Accordingly, these four shareholders, collectively, have the power to exercise substantial influence over us and on matters requiring approval by our shareholders, including the election of directors, the approval of mergers and other significant corporate transactions. This concentration of ownership may make it more difficult for other shareholders to effect substantial changes in our company and may also have the effect of delaying, preventing or expediting, as the case may be, a change in control of our company.

We may be classified as a foreign investment company for U.S. federal income tax purposes, which could subject U.S. investors in our ordinary shares to significant adverse U.S. federal income tax consequences.

A foreign corporation will be a passive foreign investment company for U.S. federal income tax purposes (a “PFIC”) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. We believe that we will not be a PFIC for the current taxable year and that we have not been a PFIC for prior taxable years and we expect that we will not become a PFIC in the foreseeable future, although there can be no assurance in this regard. The determination of whether we are a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of our assets on a quarterly basis and the character of each item of income we earn. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of our assets (including goodwill) and income characterized as passive under the PFIC rules. Accordingly, it is possible that we may become a PFIC due to changes in our income or asset composition or a decline in the market value of our equity. Because PFIC status is a fact-intensive determination, no assurance can be given that we are not, have not been, or will not become, classified as a PFIC.

If we were to be classified as a PFIC in any taxable year, U.S. Holders (as defined in “Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations”) generally would be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. Further, prospective investors should assume that a “qualified electing fund” election, which, if made, could serve as an alternative to the general PFIC rules and could reduce any adverse consequences to U.S. Holders if we were to be classified as a PFIC, will not be available because we do not expect to provide U.S. Holders with the information needed to make such an election. A “mark-to-market” election may be available, however, if our common shares are regularly traded. For more information, see the section entitled “Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations—Passive Foreign Investment Company” and consult your tax advisor concerning the U.S. federal income tax consequences of acquiring, owning or disposing of our common shares if we are or become classified as a PFIC.

Use of proceeds

We will not receive any proceeds from the sale of our common shares being offered hereby. All proceeds from this offering will be received by the selling shareholders.

Price range of common shares and dividends

Our common shares are listed on the NYSE under the symbol “LGF.” As of April 6, 2015, the closing price of our common shares on the NYSE was $33.93 per share. As of April 3, 2015, there were approximately 612 shareholders of record.

The following table presents the high and low sales prices of our common shares on the NYSE for each period, based on inter-dealer prices that do not include retail mark-ups, mark-downs or commissions, and cash dividends declared for each period.

Common shares (per share)

	Market prices
2016 fiscal year	High	Low	Dividends declared
First quarter (through April 6, 2015)	$34.38	$33.08	$—

2015 fiscal year	High	Low	Dividends declared
Fourth quarter	$34.87	$27.55	$0.07
Third quarter	35.75	29.00	0.07
Second quarter	34.15	27.46	0.07
First quarter	29.82	24.80	0.05

2014 fiscal year	High	Low	Dividends declared
Fourth quarter	$33.99	$24.54	$0.05
Third quarter	37.75	27.93	0.05
Second quarter	37.81	27.66	—
First quarter	30.57	22.25	—

Dividend policy

The Company declared a quarterly dividend of $0.05, $0.07, $0.07 and $0.07 per share of common shares for the four quarters of the year ended March 31, 2015, respectively. The most recent dividend is payable May 22, 2015 to shareholders of record as of March 31, 2015. We expect to pay quarterly dividends each quarter; however, the amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any.

Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facility and indentures governing certain of its notes.

Selling shareholders

The table below sets forth information concerning the resale of our common shares by the selling shareholders. We will not receive any proceeds from the resale of common shares by the selling shareholders. As of the date hereof, the selling shareholders collectively constitute the Company’s largest shareholder, and Mark H. Rachesky serves as Chairman of the Company’s Board of Directors.

The following table is based on information provided to us by the selling shareholders as of the date of this prospectus.

	Beneficial ownership before the offering		Shares offered hereby	Shares offered hereby (if underwriter’s option is exercised in full)	Beneficial ownership after the offering assuming the underwriter’s option is not exercised		Beneficial ownership after the offering assuming the underwriter’s option is exercised in full
Name and address of selling shareholders	Number of shares(1)	Percentage(2)			Number of shares(1)	Percentage(2)	Number of shares(1)	Percentage(2)
Various funds affiliated with MHR Fund Management LLC 40 West 57th Street 24th Floor New York, NY 10019	51,261,899	35.2%	10,000,000	11,500,000	41,261,899	28.3%	39,761,899	27.3%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any common shares over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days. This information relates to securities held for the accounts of each of MHR Capital Partners Master Account LP, an Anguilla exempted limited partnership (“Master Account”), MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account) a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the common shares held for the account of Institutional Partners III. MHR Fund Management LLC (“Fund Management”) is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the common shares reported in this table and, accordingly, Fund Management may be deemed to beneficially own the common shares reported in this table which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III. MHR Holdings LLC (“MHR Holdings”), a Delaware limited liability company, is the managing member of Fund Management and, in such capacity, may be deemed to beneficially own any common shares that are deemed to be beneficially owned by Fund Management.

MHRC LLC (“MHRC”) is the managing member of Advisors and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). MHRC II LLC (“MHRC II”) is the managing member of Institutional Advisors II and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA.

Mark H. Rachesky (“Dr. Rachesky”) is the managing member of MHRC and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account and Capital Partners (100). Dr. Rachesky is the managing member of MHRC II and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Institutional Partners II and Institutional Partners IIA. Dr. Rachesky is the managing member of Institutional Advisors III and, in such capacity, may be deemed to beneficially own the common shares held for the account of Institutional Partners III. Dr. Rachesky is the managing member of MHR Holdings, and, in such capacity, may be deemed to beneficially own the common shares held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners II, Institutional Partners IIA and Institutional Partners III. This table does not include 50,051 common shares and 6,083 restricted share units held directly by Dr. Rachesky.

(2)	Represents percentage of common shares beneficially owned. Percentage is calculated by dividing the number of common shares beneficially owned by such person by the 145,546,730 shares outstanding as of April 3, 2015.

Description of common shares

The following summary description sets forth some of the general terms and provisions of our common shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common shares, you should refer to the provisions of Lions Gate’s Notice of Articles and Articles.

Lions Gate’s authorized capital consists of 500,000,000 common shares and 200,000,000 preference shares.

Common shares

At the close of business on April 3, 2015, 145,546,730 of Lions Gate’s common shares were issued and outstanding.

Lions Gate’s common shares are listed on the NYSE under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of other shares that rank senior or pari passu to Lions Gate’s common shares with respect to priority in the payment of dividends, the holders of Lions Gate’s common shares will be entitled to receive dividends on the common shares, as and when declared by Lions Gate’s board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines.

On March 16, 2015, our Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on May 22, 2015, to shareholders of record as of March 31, 2015. The amount of dividends, if any, that we pay to our shareholders is determined by our Board of Directors, at its discretion, and is dependent on a number of factors, including our financial position, results of operations, cash flows, capital requirements and restrictions under our credit agreements, and shall be in compliance with applicable law. We cannot guarantee the amount of dividends paid in the future, if any. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the solvency of Lions Gate before and after the payment of a dividend and by the terms of its credit facilities and indentures governing certain of its notes. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate’s common shares will be entitled to receive its remaining property and assets, subject to the rights of holders of any then-outstanding preference shares that rank senior or pari passu to Lions Gate’s common shares with respect to priority in the distribution of assets upon dissolution, liquidation or winding up.

Except for meetings at which only holders of another specified class or series of Lions Gate’s stock are entitled to vote separately as a class or series, the holders of Lions Gate’s common shares will be entitled to receive notice of and to attend all meetings of Lions Gate’s shareholders and will have one vote for each common share held at all meetings of Lions Gate’s shareholders.

Pursuant to Lions Gate’s Articles and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by special resolution, alter its Notice of Articles to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Lions Gate may, by special resolution, alter its Notice of Articles to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its Notice of Articles and Articles to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act (British Columbia) and Lions Gate’s Articles, a special resolution is a resolution passed at a duly-convened meeting of shareholders by two-thirds of the votes cast in person or by proxy at the meeting, or a written resolution consented to by all shareholders who would have been entitled to vote at the meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate special resolution.

Preferred shares

Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. At the close of business on April 3, 2015, Lions Gate did not have any preferred shares issued and outstanding. For each series of preferred shares, Lions Gate’s board is authorized to fix the number of preferred shares in, and to determine the designation of the preferred shares of that series. Lions Gate’s board is also authorized to create, define and attach special rights and restrictions to the preferred shares of each series.

Our articles

Advance notice procedures

Our Articles establish an advance notice procedure for “special business” and shareholder proposals to be brought before an annual meeting of shareholders. For special business, advance notice describing the special business to be discussed at the meeting must be provided and that notice must include any documents to be approved or ratified as an addendum.

Special meeting of shareholders

Our Articles provide for annual shareholder meetings and state that directors may call a shareholder meeting whenever they might deem such a meeting appropriate.

Business Corporations Act (British Columbia)

Advance notice procedures

Under the Business Corporations Act (British Columbia), shareholders may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to Lions Gate in advance of any proposed meeting by delivering a timely written notice in proper form to our secretary or other appropriate officer. The notice must include information on the business that the shareholder intends to bring before the meeting.

Shareholder requisitioned meeting

Under the Business Corporations Act (British Columbia), shareholders holding 5% or more of our outstanding common shares may request the directors to call a general meeting of shareholders to deal with matters that may be dealt with at a general meeting, including election of directors. If the directors do not call the meeting within the timeframes specified in the Business Corporations Act, the shareholder can call the meeting and we must reimburse the costs.

Removal of directors and increasing board size

Under the Business Corporations Act (British Columbia) and our Articles, directors may be removed by shareholders by passing a special resolution. The directors may remove a director convicted of an indictable offence, or if a director ceases to be qualified to act as a director and does not promptly resign. Further, under our Articles, the directors may appoint additional directors up to one-third of the number of directors elected by the shareholders.

Canadian securities laws

Lions Gate is a reporting issuer in certain provinces of Canada and therefore subject to the securities laws in each province in which it reports. Canadian securities laws require reporting of share purchases and sales by shareholders beneficially holding, directly or indirectly, more than 10% of our common shares. Any shareholder beneficially holding, directly or indirectly, more than 10% of our outstanding common shares must also advise on its intentions for their holdings through public disclosures. Canadian securities laws will also govern how any offer to acquire our equity or voting shares would be conducted.

Transfer agent and registrar

CST Trust Company serves as Lions Gate’s transfer agent and registrar for its common shares.

Listing

Our common shares are listed on the NYSE under the symbol “LGF.”

Certain income tax considerations

The following is a general discussion of the material U.S. federal income tax and Canadian income tax consequences of the acquisition, ownership and disposition of common shares acquired pursuant to this offering, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase common shares. Prospective investors should consult their own tax advisors with respect to the particular tax consequences to them of the acquisition, ownership and disposition of common shares.

Certain U.S. federal income tax considerations

The following is a general discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) relating to the purchase, ownership, and disposition of the common shares acquired pursuant to this offering. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and judicial decisions and administrative rulings of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change and differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein and may result in U.S. federal income tax consequences different from those described below. There can be no assurance that the IRS will not take a position contrary to any of U.S. federal income tax consequences discussed herein or that such challenge will not be sustained by a court.

This discussion is applicable only to U.S. Holders that acquire common shares pursuant to this offering and that beneficially hold such common shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or that may be relevant to holders subject to special rules under the U.S. federal income tax laws, such as, for example:

•	dealers in securities or currencies, banks and other financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market treatment;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such partnerships or other pass-through entities);

•	regulated investment companies and real estate investment trusts;

•	persons holding common shares as part of a hedge, constructive sale, conversion transaction, straddle or other integrated transaction;

•	U.S. Holders of common shares whose “functional currency” is not the U.S. dollar;

•

persons who are directors or officers of Lions Gate and persons who own or are deemed to own (directly, indirectly or constructively), at any time including in the future, 10% or more, by vote or value, of Lions Gate in the aggregate or of any class of Lions Gate’s shares;

•	certain former citizens or long-term residents of the United States;

•	investors who are not U.S. Holders; and

•	holders liable for the alternative minimum tax.

This discussion does not address any U.S. federal tax laws other than those pertaining to the income tax (such as the gift tax and the estate tax), nor does it address any considerations under any U.S. state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the purchase, ownership and disposition of common shares arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors should consult with their own tax advisors regarding the U.S. state, local and non-U.S. income and other tax considerations of purchasing, owning and disposing of common shares.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnership holding common shares, and partners in such partnerships, should consult their own advisors regarding an investment in common shares.

THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF COMMON SHARES (INCLUDING THE APPLICATION AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS).

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a common share that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions on common shares

Subject to the discussion below under the heading “Passive Foreign Investment Company,” any distribution of cash or other property with respect to common shares acquired by a U.S. Holder pursuant to this offering (including the amount of any non-U.S. withholding taxes with respect to such distribution) generally will be taxable as a dividend to such U.S. Holder to the extent of Lions Gate’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends are generally subject to U.S. federal income tax as ordinary income on the day actually or constructively received by the U.S. Holder.

To the extent that the amount of any distribution on common shares exceeds the current and accumulated earnings and profits of Lions Gate for a taxable year, as determined under U.S. federal income tax principles, such excess will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common shares and thereafter as gain from the sale or exchange of such common shares. However, Lions Gate does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles and, accordingly, U.S. Holders should expect that distributions on common shares will generally be reported as dividends for U.S. federal income tax purposes, even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

Dividends on the common shares will not be eligible for the dividends-received deduction allowed to corporations under the Code. With respect to non-corporate U.S. Holders, including individuals, certain dividends from a “qualified foreign corporation” may be subject to reduced rates of U.S. federal income taxation. A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty (as defined below) meets these requirements. In addition, a non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. Although we expect that the common shares, which are listed on the NYSE, will be considered to be readily tradable on an established securities market in the United States as a result of such listing, there can be no assurance that the common shares will continue to be considered readily tradable on an established securities market. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss, or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code, will not be eligible for the reduced rates of taxation regardless of Lions Gate’s status as a qualified foreign corporation. In addition, even if the minimum holding period requirement has been met, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. U.S. Holders should consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

Subject to various limitations set forth in the Code (including the limitations in Sections 901 and 904 of the Code), which affect different taxpayers differently depending on their particular circumstances, any foreign tax withheld or paid with respect to dividends on common shares may be treated as foreign taxes eligible for credit against the federal income tax liability of the U.S. Holder receiving such dividend. Alternatively, such U.S. Holder may claim a deduction for such foreign taxes, but only for a taxable year for which such U.S. Holder elects to do so with respect to all foreign income taxes paid or accrued in such taxable year. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For foreign tax credit purposes, dividends paid by a foreign corporation generally constitute “passive category income” and generally constitute “foreign source income.” However, if Lions Gate is a “United States-owned foreign corporation,” dividends on the common shares paid or accrued in a taxable year may be treated as “U.S. source income” in the same proportion as the percentage of the earnings and profits (as determined for this purpose) of Lions Gate for such year that are from sources within the United States. To the extent that any amount of a dividend on the common shares is treated as “U.S. source income” pursuant to this rule, a U.S. Holder that is eligible to claim benefits under the current income tax treaty between Canada and the United States may nevertheless elect to treat such amount as “foreign source income” for the purpose of claiming a credit for any Canadian taxes paid with respect to such amount. A foreign corporation is a “United States-owned foreign corporation” if 50% or more of the total voting power or value of the stock of such corporation is held, directly or indirectly (as determined for this purpose), by United States person (as defined in the Code). The rules governing the foreign tax credit and ability to deduct foreign taxes are complex and involve the application of rules that depend on the taxpayer’s particular circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit or deduction in respect of any foreign taxes withheld or paid with respect to dividends paid to them on their common shares in light of their particular circumstances.

Sale, exchange or other disposition of common shares

Subject to the discussion below under the heading “Passive Foreign Investment Company,” upon a sale, exchange or other taxable disposition of common shares, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition (including the amount of any non-U.S. withholding taxes with respect to such sale, exchange or other taxable disposition) and such U.S. Holder’s adjusted tax basis in such common shares. Any such gain or loss generally will be U.S. source capital gain or loss, and generally will be long-term capital gain or loss, if, at the time of the disposition, the U.S. Holder’s holding period for such common shares is more than one year. Long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at preferential rates. The deductibility of capital losses by U.S. Holders is subject to limitations. U.S. Holders should consult their own tax advisors regarding the tax consequences of a sale or other disposition of common shares if a foreign tax is imposed on such sale, exchange or disposition, including the availability of the foreign tax credit or deduction under their particular circumstances.

Passive foreign investment company

Lions Gate believes that it will not be a “passive foreign investment company” for U.S. federal income tax purposes (“PFIC”) for the current taxable year and that it has not been a PFIC for prior taxable years and Lions Gate does not expect to become a PFIC in the foreseeable future, although there can be no assurance in this regard. A foreign corporation will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income,” or (ii) at least 50% of its assets produce or are held for the production of “passive income.” For this purpose, “passive income” generally includes dividends, interest, royalties and rents and certain other categories of income, subject to certain exceptions. The determination of whether Lions Gate is a PFIC is a fact-intensive determination that includes ascertaining the fair market value (or, in certain circumstances, tax basis) of all of Lions Gate’s assets on a quarterly basis and the character of each item of income Lions Gate earns. This determination is made annually and cannot be completed until the close of a taxable year. It depends upon the portion of Lions Gate’s assets (including goodwill) and income characterized as passive under the PFIC rules, as described above. Accordingly, it is possible that Lions Gate may become a PFIC due to changes in its income or asset composition or a decline in the market value of Lions Gate equity. Because PFIC status is a fact-intensive determination, no assurance can be given that Lions Gate is not, has not been, or will not be, classified as a PFIC.

If Lions Gate were a PFIC for any taxable year, U.S. Holders generally will be subject to special tax rules that could result in materially adverse U.S. federal income tax consequences. In such event, a U.S. Holder may be subject to U.S. federal income tax at the highest applicable ordinary income tax rates on (i) any “excess distribution” made by Lions Gate to such U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common shares), or (ii) any gain realized on the disposition of common shares. In addition, a U.S. Holder may be subject to an interest charge on such tax. Furthermore, the favorable dividend tax rates that may apply to certain U.S. Holders on Lions Gate dividends will not apply if Lions Gate is a PFIC during the taxable year in which such dividend was paid, or the preceding taxable year.

As an alternative to the foregoing rules, a U.S. Holder may make a “mark-to-market” election with respect to the common shares, provided that the common shares are regularly traded. If a U.S. Holder makes a valid mark-to-market election, the U.S. Holder will generally (i) include as ordinary income for each taxable year that Lions Gate is a PFIC the excess, if any, of the fair market value of the common shares held by such U.S. Holder at the end of the taxable year over such U.S. Holder’s adjusted tax basis in such common shares and (ii) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis in such common shares over the fair market value of such common shares held at the end of the taxable year, but only to the extent of the net amount previously included by such U.S. Holder in income as a result of the mark-to-market election. The U.S. Holder’s tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. Any gain on the sale, exchange or other taxable disposition of the common shares would be treated as ordinary income, and any loss on the sale, exchange or other taxable disposition of the common shares would be treated as an ordinary loss, but only to the extent of the amount previously included by such U.S. Holder in income as a result of the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, such U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. Because a mark-to-market election cannot be made for any lower-tier PFICs that Lions Gate may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investment held by Lions Gate that is treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Subject to certain limitations, a U.S. Holder may make a “qualified electing fund” election (“QEF election”), which serves as a further alternative to the foregoing rules. However, prospective investors should assume that a QEF election will not be available because Lions Gate does not expect to provide U.S. Holders with the information needed to make such an election. U.S. Holders should consult their own tax advisors concerning the consequences to them if Lions Gate or any of its foreign subsidiaries are or become a PFIC, including, but not limited to, any reporting requirements and the availability of any elections that might mitigate adverse U.S. federal income tax consequences to such U.S. Holders.

Information reporting and backup withholding

Under U.S. federal income tax law, certain U.S. Holders with interests in “specified foreign financial assets” (including, among other assets, the common shares) with an aggregate value in excess of certain threshold amounts are, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions), required to report certain information with respect to the common shares to the IRS by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) to their tax return for each year in which they hold common shares. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of common shares, including the requirement to file IRS Form 8938.

In addition, information reporting generally will apply to dividends in respect of the common shares and the proceeds from the sale or other disposition of common shares that are paid to a U.S. Holder within the United States (and in certain cases, outside the United States) unless the U.S. Holder is an exempt recipient. Backup withholding may also apply to such payments if the U.S. Holder fails to provide the applicable paying agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Certain Canadian income tax considerations

The following is a general summary of certain Canadian federal income tax consequences to U.S. Holders (as defined below) relating to the purchase, ownership, and disposition of the common shares acquired pursuant to this offering. This summary only applies to U.S. Holders who hold our common shares as capital property. Generally, the common shares will be considered to be capital property to a U.S. Holder provided that the U.S. Holder does not hold the common shares in the course of carrying on a business of buying and selling, trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

For the purposes of this summary, a “U.S. Holder” means a holder of our common shares who, at all relevant times (i) deals at arm’s length with the Company, (ii) is neither resident nor deemed to be resident in Canada for the purposes of the Income Tax Act (Canada) (the “ITA”) and the Canada-United States Tax Convention (1980) (the “Treaty”), (iii) is a resident of the United States for the purposes of the Treaty, (iv) is eligible for the benefits of the Treaty, (v) does not, and is not deemed to, use or hold our common shares in the course of carrying on business in Canada, and (vi) is not a “foreign affiliate” (as defined in the ITA) of a person resident in Canada. This summary does not apply to a U.S. Holder that is an insurer, an “authorized foreign bank” within the meaning of the ITA or a “financial institution” for the purposes of the mark-to-market rules in the ITA.

This summary is based on the current provisions of the ITA and the regulations thereunder as well as the Company’s understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the ITA that have been publicly and officially announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed, although no assurances can be given in this regard. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices or assessing policies of the Canada Revenue Agency, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any U.S. Holder or prospective U.S. Holder of our common shares, and no representation with respect to the income tax consequences to any U.S. Holder or prospective U.S. Holder is made. This summary is not exhaustive of all Canadian federal income tax consequences. Consequently, prospective U.S. Holders should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring the common shares pursuant to the offering, having regard to their particular circumstances, including any consequences arising under any provincial, territorial or local tax laws or the tax laws of any jurisdiction other than Canada.

A dividend paid or credited, or deemed to have been paid or credited, to a U.S. Holder on our common shares generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of the Treaty. The rate of withholding tax under the Treaty generally will be 15% for a U.S. Holder who is the beneficial owner of the dividend. However, where such U.S. Holder is a company that owns at least 10% of our voting stock, the rate of such withholding generally will be 5%.

Any capital gain realized by a U.S. Holder on a disposition or deemed disposition of our common shares will not be subject to tax under the ITA unless the common shares are “taxable Canadian property” to the U.S. Holder at the time of the disposition and the U.S. Holder is not entitled to relief under the Treaty. Provided that our common shares are listed on a designated stock exchange (as defined in the ITA and which currently includes the NYSE) at the time of disposition, our common shares will generally not constitute “taxable Canadian property” to a U.S. Holder at the time of such disposition, unless at any time during the 60-month period immediately preceding the disposition of such shares both of the following conditions were met: (i) the U.S Holder, persons not dealing at arm’s length with such U.S. Holder or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the common shares was derived directly or indirectly, from one or a combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the ITA), “timber resource property” (as defined in the ITA), or any option in respect of, or interest in, or for civil law, rights in any of the foregoing property whether or not such property exists.

Certain ERISA considerations

This section is specifically relevant to you if you propose to invest in the common shares on behalf of a pension, profit sharing, or other employee benefit plan, individual retirement account, or other retirement or benefit plan account or arrangement, which is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), or Section 4975 of the Code, or on behalf of any other entity the assets of which are “plan assets” under ERISA (which we refer to individually as a “Plan”). If you are proposing to invest in the common shares on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the common shares described in this prospectus on behalf of a plan account or arrangement that is subject to laws that have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (which we refer to as “Similar Laws”), in which event you also should consult your legal counsel before making such investment.

ERISA and the Code prohibit certain transactions (commonly called prohibited transactions) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. The acquisition of common shares by a Plan with respect to which we or certain of our affiliates are or become a party in interest or disqualified person may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless the common shares are acquired pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, the common shares may not be purchased by any Plan or any person investing “plan assets” of any Plan, unless such purchase is eligible for the exemptive relief available under a statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to invest in the common shares on behalf of a Plan or a plan which is subject to Similar Laws shall be deemed, on behalf of itself and such Plan or plan, by purchasing the common shares to represent that (a) the Plan or plan will pay no more than adequate consideration in connection with the purchase of the common shares, (b) neither the purchase of the common shares nor the exercise of any rights related to the common shares will result in a non-exempt prohibited transaction under ERISA or the Code or any Similar Laws, (c) neither Lions Gate nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any Similar Laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the common shares, and (d) no advice provided by Lions Gate or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the common shares.

Underwriting

The Company, the selling shareholders and J.P. Morgan Securities LLC, as underwriter, have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, the underwriter has agreed to purchase the number of common shares indicated in the following table.

Underwriter	Number of common shares
J.P. Morgan Securities LLC	10,000,000

Total	10,000,000

The underwriter is committed to take and pay for all of the common shares being offered, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.

The underwriter has an option to buy up to an additional 1,500,000 common shares from the selling shareholders to cover sales by the underwriter of a greater number of common shares of than the total number set forth in the table above. It may exercise that option for 30 days.

The following table shows the per common share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase 1,500,000 additional common shares.

Paid by the selling shareholders	No exercise	Full exercise
Per Common Share	$	$
Total	$	$

Common shares sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any common shares sold by the underwriter to securities dealers may be sold at a discount of up to $         per share from the public offering price. After the initial offering of the common shares, the underwriter may change the offering price and the other selling terms. The offering of the common shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The selling shareholders have agreed, subject to certain exceptions, that for a period of 90 days after the date of this prospectus, it will not offer or sell any common shares or any securities convertible into or exchangeable for common shares without the underwriter’s prior written consent. In addition, we have agreed, subject to certain exceptions, that for a period of 90 days after the date of this prospectus, we will not offer or sell any common shares or any securities convertible into or exchangeable for common shares without the underwriter’s prior written consent. Such exceptions for the Company include (a) securities issued upon the exercise of any option or warrant or the conversion, exchange or redemption of any security outstanding as of the date of the underwriting agreement, (b) any securities issued upon the exercise of any option or warrant or the conversion, exchange or redemption of any security outstanding as of the underwriting agreement, (c) securities issued pursuant to the Company’s incentive or benefit plans existing as of the date of the underwriting agreement, (d) securities in an amount up to an aggregate of 10.0% of the Company’s fully-diluted shares outstanding as of the date of this prospectus issuable in connection with any transaction, including a merger, acquisition or other business combination, (e) any securities issuable in connection with any rescission of purchases of common shares under the Company’s 401(k) plan and (f) any transaction or series of related transactions involving up to $125,000,000 of the Company’s securities.

In connection with the offering, the underwriter may purchase and sell common shares in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of common shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriter’s option described above may be exercised. The underwriter may cover any covered short position by either exercising its option to purchase additional common shares or purchasing shares in the open market. In determining the source of common shares to cover the covered short position, the underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase additional common shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional common shares for which the option described above may be exercised. The underwriter must cover any such naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common shares, and may maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and, it if commences such activities, may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company and the selling shareholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to the Company, the selling shareholders and to persons and entities with relationships with the Company and the selling shareholders, for which they received or will receive customary fees and expenses. J.P. Morgan Securities LLC and certain of its affiliates are agents and or lenders under the Company’s $800 million senior secured revolving credit facility and $375 million secured term loan facility.

In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’), from and including the date on which the European Union Prospectus Directive (the ‘‘EU Prospectus Directive’’) was implemented in that Relevant Member State (the ‘‘Relevant Implementation Date’’) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of securities to the public’’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Legal matters

The validity of the common shares to be sold in this offering will be passed upon for us by Dentons Canada LLP, Vancouver, British Columbia, and certain other matters will be passed on for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for the selling shareholders by O’Melveny & Myers LLP, New York, New York. Certain legal matters will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Experts

The consolidated financial statements of Lions Gate Entertainment Corp. appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2014 (including the schedule appearing therein), and the effectiveness of Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TV Guide Entertainment Group, LLC appearing in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2014, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of such firm as experts in accounting and auditing.

The financial statements of Studio 3 Partners L.L.C. incorporated in this prospectus by reference to Exhibit 99.1 to Lions Gate Entertainment Corp.’s Current Report on Form 8-K dated March 13, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

APPENDIX A

Lions Gate is herein providing a reconciliation of its guidance of generating Adjusted EBITDA of between $1.2 and $1.3 billion to net income over the three fiscal years ending March 31, 2017.

EBITDA is defined as earnings before interest, income tax provision, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding stock-based compensation, losses on extinguishment of debt, and unusual gains or charges, net. Stock-based compensation represents compensation expenses associated with stock options, restricted share units and stock appreciation rights (“SARs”). EBITDA and Adjusted EBITDA are non-GAAP measures. A non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). Presentation of Adjusted EBITDA as a non-GAAP financial measure is commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. The Company’s management believes Adjusted EBITDA to be a meaningful indicator of the Company’s performance, which provides useful information to investors regarding its financial condition and results of operations. While the Company’s management considers Adjusted EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for, net income and cash flow from operating activities and other measures of financial performance reported in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

The following table sets forth the Adjusted EBITDA for the nine months ended December 31, 2014 and the reconciliation of the forward looking projected Adjusted EBITDA for the three fiscal years ending March 31, 2017.

	Nine months ended December 31, 2014	Three years ended March 31, 2017
	(Amounts in thousands)
	Actual	Low	High

Adjusted EBITDA	$283,087	$1,200,000	$1,300,000
Depreciation and amortization	(4,685)	(23,000)	(21,000)
Contractual cash based interest(1)	(29,546)	(130,000)	(120,000)
Noncash interest expense(1)	(10,048)	(33,000)	(28,000)
Loss on early extinguishment of debt(2)	(1,276)	NRE	NRE
Stock-based compensation(3)	(48,875)	NRE	NRE
Unusual gains (charges), net(4)	2,247	NRE	NRE
Interest and other income	2,188	2,000	3,000
Income tax provision	(30,865)	NRE	NRE

Net income	$162,227	NRE	NRE

NRE: Individual items are not reasonably estimated due to the nature of the items.

(1)	This estimate is based on our current run rate of interest for outstanding indebtedness as of December 31, 2014, adjusted for the recently announced refinancing of our variable rate Term Loan due 2020 with a 5% fixed rate Term Loan due 2022, and assumes that we issue no additional debt (other than periodic borrowings under lines of credit) and our cash flows are in line with expectations. These estimates could vary widely depending upon those factors and our capital and financing activities.

(2)	Any future debt extinguishments are subject to possible strategic alternatives available to the Company, the variability of the extent of the use of the Company’s cash flows to reduce its debt balances and possible conversion of certain of its debt instruments. We expect to record a loss on the early extinguishment of debt of approximately $10.4 million, driven by the early call premium and unamortized deferred financing costs written off, in connection with the refinancing of our variable rate Term Loan due 2020 with a 5% fixed rate Term Loan due 2022 during the quarter ended March 31, 2015.

A-1

(3)	Forecasting the Company’s future stock prices and volatility is inherently difficult, which impacts stock-based compensation.

(4)	In the past, we have incurred costs related to certain corporate defense charges associated with a shareholder activist matter and acquisition related costs, which would be examples of unusual items. The amount in the nine months ended December 31, 2014 includes restructuring charges primarily consisting of severance costs associated with the integration of the marketing operations of our Lionsgate and Summit film labels and costs related to the move of our international sales and distribution organization to the United Kingdom, the gain from the sale of an equity method investment and theatrical marketing expense for third-party titles that we funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to us).

A-2

10,000,000 shares

Common shares

Prospectus

J.P. Morgan

                 , 2015

Part II

Information not required in prospectus

Item 14. other expenses of issuance and distribution

The following is a statement of the estimated expenses (other than underwriting discounts and commissions) to be incurred by the Company in connection with the issuance and distribution of the securities registered under this registration statement.

SEC registration fee	$(1) (2)
Legal and accounting fees and expenses	(2)
Stock exchange filing fee and listing fee	(2)
Printing fees	(2)
Financial Industry Regulatory Authority, Inc. filing fee	(2)

Miscellaneous expenses	(2)

Total	$(2)

(1)	Under rules 456(b) and 457(r) under the Securities Act, the registration fee will be paid at the time of any particular offering of securities under this registration statement.

(2)	The amount of these fees and expenses is not currently determinable.

Item 15. indemnification of directors and officers

Under the Business Corporations Act (British Columbia), Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation, or for an affiliate, of Lions Gate, and his heirs and personal or other legal representatives, against all costs, charges and expenses, including legal and other fees and amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation; and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Other forms of indemnification may be made only with court approval.

In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director of Lions Gate, or may, subject to the Business Corporations Act (British Columbia), indemnify any other person after the final disposition of an eligible proceeding if the director or former director was wholly-successful in the outcome (merits or otherwise) or substantially successful on the merits or such director or former director has not otherwise been reimbursed. We have entered into indemnity agreements with our directors, executive officers and certain other key employees whereby we have agreed to indemnify the directors and officers to the extent permitted by our Articles and the Business Corporations Act (British Columbia).

Lions Gate’s Articles permit Lions Gate, subject to the limitations contained in the Business Corporations Act (British Columbia), to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors’ and officers’ liability insurance and corporate reimbursement insurance.

The foregoing summary is qualified by reference to Lions Gate’s Articles, which are filed as an exhibit to this registration statement.

Lions Gate has entered into indemnity agreements with its directors and officers that are in compliance with the British Corporations Act (British Columbia).

A directors’ and officers’ insurance policy insures each of the Company’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that the Company maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

Any underwriting agreement which may be filed as an exhibit to a post-effective amendment to this registration statement or incorporated herein by reference to documents to be filed with the SEC under the Exchange Act may provide for indemnification by the underwriters of the Company and its directors and officers, and by the Company of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with any offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. exhibits

See “Index to Exhibits,” which is hereby incorporated herein by reference.

Item 17. undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of

1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any Registrant pursuant to the indemnification provisions described herein, or otherwise, each Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)	the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on this 7th day of April, 2015.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ James W. Barge
	Name:	James W. Barge
	Title:	Chief Financial Officer

Power of attorney

Each person whose signature appears below constitutes and appoints Jon Feltheimer, Michael Burns, Wayne Levin and James W. Barge, severally and not jointly, his or her attorneys-in-fact and agents, each acting alone, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file such amendments or supplements, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof. Each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James W. Barge James W. Barge	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer and Authorized Representative in the United States)	April 7, 2015

/s/ Michael Burns Michael Burns	Vice Chairman	April 7, 2015

/s/ Gordon Crawford Gordon Crawford	Director	April 7, 2015

/s/ Arthur Evrensel Arthur Evrensel	Director	April 7, 2015

/s/ Jon Feltheimer Jon Feltheimer	Chief Executive Officer (Principal Executive Officer) and Director	April 7, 2015

/s/ Frank Giustra Frank Giustra	Director	April 7, 2015

/s/ Morley Koffman Morley Koffman	Director	April 7, 2015

/s/ Harald Ludwig Harald Ludwig	Director	April 7, 2015

/s/ G. Scott Paterson G. Scott Paterson	Director	April 7, 2015

Name	Title	Date

/s/ Mark H. Rachesky Mark H. Rachesky, M.D.	Chairman	April 7, 2015

/s/ Daryl Simm Daryl Simm	Director	April 7, 2015

/s/ Hardwick Simmons Hardwick Simmons	Director	April 7, 2015

/s/ Phyllis Yaffe Phyllis Yaffe	Director	April 7, 2015

/s/ John C. Malone Dr. John C. Malone	Director	April 7, 2015

Index to exhibits

Exhibit no.	Description

1.1*	Underwriting Agreement

3.1	Articles (incorporated by reference to Exhibit 3.1 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed on June 29, 2005)

3.2	Notice of Articles (incorporated by reference to Exhibit 3.2 to Lions Gate Entertainment Corp.’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, as filed on November 9, 2009)

3.3	Vertical Short Form Amalgamation Application (incorporated by reference to Exhibit 3.3 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

3.4	Certificate of Amalgamation (incorporated by reference to Exhibit 3.4 to Lions Gate Entertainment Corp.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, as filed on May 30, 2007)

4.1	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-164960) filed on February 17, 2010)

5.1	Opinion of Dentons Canada LLP

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of Lions Gate Entertainment Corp.)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (with respect to financial statements of TV Guide Entertainment Group, LLC)

23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants (with respect to financial statements of Studio 3 Partners L.L.C.)

23.4	Consent of Dentons Canada LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on signature page to the registration statement)

*	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.